Exhibit 99.1

Brent M. Ciurlino

507 O Street NW, Unit 4
Washington DC, 20001

brentciurlino@gmail.com

Phone 214-707-2558

May 13, 2020

Mr. Michael A. Carrazza

Chairman & Chief Executive Officer

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, CT 06901

Re: Notice of Board Resignation – Independent Director: Brent M Ciurlino

Dear Mr. Carrazza,

Please accept this letter/email as a notification of my resignation from my Independent Board and Committee Position(s) of Patriot Bank, NA and Patriot National Bancorp, Inc.

I cannot thank you enough for the opportunity to serve the Board, you, and the management team during the past two years. Working with the Bank has been incredibly rewarding. I do not intend to inconvenience you with this notice, and I hope you will accept my sincerest regret, as my upcoming change in employment to a depository institution requires me to resign as a member of the Board of Directors as of May 18, 2020. This requirement is solely based on my acceptance of a C-suite officer appointment at a regional community banking organization in the New York – New Jersey area, where, pursuant to Congressional Law – (12 CFR - Chapter III , Subchapter B - Part 348 – Management Official Interlocks), I cannot serve on a Bank Board while an officer of another.

While the opportunity to work alongside you and the Patriot Team has been personally rewarding and productive for Patriot, the value I brought in building a sound SBA platform and strengthening Compliance across the entire institution is largely fulfilled. I feel Patriot in on solid footing and better positioned to excel in these areas.

You can rely on me helping with the transition of my Compliance Committee Chairmanship duties so that processes and requirements continue to function smoothly after my departure. I am available to assist in any way you see fit and will ensure all items are current before my departure date. To the extent you would like, and provided no conflicts are triggered with any regulatory agency or my new employer, I will continue make myself available in any capacity that is helpful to you and Patriot.

Again, I thank you for the support and opportunity to work with the Patriot Bank family. I wish the Board, you, management, and staff all the best and I look forward in staying in close touch and collaborating in the future.

Sincerely,

Brent M. Ciurlino

Brent M. Ciurlino

Cc: Edward N. Constantino – Lead Independent Director,
Fred Staudmyer – EVP/CAO